Exhibit (a)(1)(E)

Letter to Clients with respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Spirit Airlines, Inc.

at

$30.00 Net Per Share

by

SUNDOWN ACQUISITION CORP.,

a wholly-owned subsidiary of

JetBlue Airways Corporation

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 16, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”) in connection with the offer by Sundown Acquisition Corp., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of JetBlue Airways Corporation, a Delaware corporation (“JetBlue”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Spirit Airlines, Inc., a Delaware corporation (“Spirit”), at $30.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is a form and is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $30.00, net to you in cash, without interest and less any required withholding taxes.

2.	The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on June 30, 2022, unless extended (as extended, the “Expiration Date”).

3.

Consummation of the Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn on or prior to the Expiration Date a number of Shares which, together with any Shares then owned by JetBlue and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis; (ii) the Agreement and Plan of Merger, dated February 5, 2022 (as amended from time to time, the “Frontier Merger Agreement”), among Spirit, Top Gun Acquisition Corp., a Delaware corporation, and Frontier Group Holdings, Inc., a Delaware corporation, having been validly terminated in accordance with its terms; (iii) the Spirit stockholders having not adopted the Frontier Merger Agreement and not approved the transactions contemplated thereby; (iv) JetBlue, the Purchaser and Spirit having entered into a definitive merger agreement (in form and substance satisfactory to JetBlue in its reasonable discretion) with respect to the acquisition of Spirit by JetBlue providing for a second-step merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Spirit surviving as a wholly-owned subsidiary of JetBlue, without the requirement for approval of any stockholder of Spirit, to be effected promptly following the consummation of the Offer, and such merger agreement having not been terminated and the conditions to effecting the Potential Merger (as defined in the Offer to Purchase) pursuant to Section 251(h) of the DGCL being satisfied upon the acceptance for payment of Shares tendered pursuant to the Offer; (v) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any customary timing agreement with any governmental entity to toll, stay, or extend any such waiting period, or to delay or not to consummate the Offer, having expired or been earlier terminated; (vi) all consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations required to be obtained from, or delivered to, as applicable, the U.S. Federal Aviation Administration, the U.S. Department of Transportation, and the Federal Communications Commission in connection with the consummation of the Offer having been obtained or delivered, as applicable; (vii) all other authorizations, consents, orders, approvals, filings, declarations and expirations of waiting periods required under the antitrust or competition laws of any foreign jurisdictions applicable to the transactions contemplated by the Offer to Purchase having been obtained; (viii) there not having occurred any change, event, circumstance, development, condition, occurrence or effect that, in the reasonable judgment of JetBlue has had, or would reasonably be expected to have, individually or in the aggregate, a Spirit Material Adverse Effect (as defined in the Offer to Purchase); (ix) Spirit or any of its subsidiaries or affiliates not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of JetBlue, the Purchaser’s or JetBlue’s ability to acquire the Shares or Spirit or otherwise diminishing the expected value to JetBlue or its subsidiaries of the acquisition of Spirit; and (x) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the DGCL. Other conditions to the Offer are described in the Offer to Purchase under the heading “The Offer — Section 14 — Conditions of the Offer.” Provided that all conditions of the Offer are satisfied or waived (if such condition is permitted to be waived pursuant to applicable law), the Purchaser will purchase all Shares validly tendered and not validly withdrawn on or prior to the Expiration Date.

4.

Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any state in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such state. We are not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good-faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good-faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of:  (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery; and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Spirit Airlines, Inc.

at

$30.00 Net Per Share

by

SUNDOWN ACQUISITION CORP.,

a wholly-owned subsidiary

of

JetBlue Airways Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 16, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), in connection with the offer by Sundown Acquisition Corp., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of JetBlue Airways Corporation, a Delaware corporation, to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Spirit Airlines, Inc., a Delaware corporation.

The undersigned hereby instruct(s) you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

The undersigned understand(s) and acknowledge(s) that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any certificate representing Shares submitted on its behalf to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will be determined by the Purchaser and/or its affiliates (which may delegate power in whole or in part to the Depositary) in its and/or their discretion.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:	, 2022

Number of Shares to be Tendered:	Shares*

Account Number:

Capacity**:

Signature(s)

Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.
**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

4